Exhibit 3.1

ARTICLES OF AMENDMENT
OF
REALTY INCOME CORPORATION
A MARYLAND CORPORATION
Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation is hereby amended by deleting Section 6.1 of Article VI in its entirety and inserting the following in lieu thereof:
“Section 6.1 Authorized Shares. The Corporation has the authority to issue 810,100,000 shares of stock, consisting of 740,200,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 69,900,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of all classes of stock is $8,101,000.”
SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: Immediately prior to the above amendment, the Corporation had authority to issue 440,000,000 shares of stock, consisting of 370,100,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value was $4,400,000.
FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 810,100,000, consisting of 740,200,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value is $8,101,000.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the charter.
SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Chief Administrative Officer, General Counsel and Secretary on this 14th day of May, 2019.

ATTEST:		REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer	By:	/s/ Sumit Roy
	Michael R. Pfeiffer		Sumit Roy
	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary		President and Chief Executive Officer